    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 2003
                                                   REGISTRATION NO. 333-
                                                   REGISTRATION NO. 333-
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
            REGISTRATION STATEMENTS UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         KINDER MORGAN MANAGEMENT, LLC
                              KINDER MORGAN, INC.
                      KINDER MORGAN ENERGY PARTNERS, L.P.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                    DELAWARE
                                     KANSAS
                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   76-0669886
                                   48-0290000
                                   76-0380342
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                ONE ALLEN CENTER, SUITE 1000                                         JOSEPH LISTENGART
                     500 DALLAS STREET                                          ONE ALLEN CENTER, SUITE 1000
                    HOUSTON, TEXAS 77002                                             500 DALLAS STREET
                       (713) 369-9000                                               HOUSTON, TEXAS 77002
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                                (713) 369-9000
     INCLUDING AREA CODE, OF EACH REGISTRANT'S PRINCIPAL         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      EXECUTIVE OFFICES)                                 INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                    Copy to:

                                 GARY W. ORLOFF
                         BRACEWELL & PATTERSON, L.L.P.
                        711 LOUISIANA STREET, SUITE 2900
                             HOUSTON, TX 77002-2781
                                 (713) 221-1306
                              (713) 221-2166 (FAX)
                            ------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of these registration statements.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                                     PROPOSED MAXIMUM
               TITLE OF EACH CLASS OF                        AMOUNT TO                  AGGREGATE                AMOUNT OF
            SECURITIES TO BE REGISTERED                    BE REGISTERED              OFFERING PRICE         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Shares representing limited liability company
  interests.........................................
i-units(3)..........................................     $2,000,000,000(1)         $2,000,000,000(1)(2)          $184,000
Purchase Obligation(4)..............................
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) An indeterminate amount of securities is being registered as may from time to time be issued at varying prices, with an aggregate public offering price not to exceed $2,000,000,000.
(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3) To be issued by Kinder Morgan Energy Partners, L.P. The i-units are being registered solely due to the "co-registrant" status of Kinder Morgan Energy Partners, L.P.
(4) To be issued by Kinder Morgan, Inc.
                            ------------------------

    The registrants hereby amend these registration statements on such date or dates as may be necessary to delay their effective date until the registrants shall file a further amendment which specifically states that these registration statements shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until these registration statements shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     These registration statements contain a prospectus to be used in connection with the offer and sale of Kinder Morgan Management, LLC shares. These registration statements also register:

     - the deemed offer and sale by Kinder Morgan Energy Partners, L.P. of i-units to be acquired by Kinder Morgan Management, LLC with the net proceeds of the offering of its shares, pursuant to Rule 140 under the Securities Act of 1933, as amended; and

     - the obligation of Kinder Morgan, Inc. to purchase all of the outstanding shares of Kinder Morgan Management, LLC not owned by Kinder Morgan, Inc. or its affiliates under specified circumstances pursuant to the terms of an agreement, which is part of the limited liability company agreement of Kinder Morgan Management, LLC, between Kinder Morgan, Inc. and Kinder Morgan Management, LLC, for itself and for the express benefit of the owners of its shares.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2003

PROSPECTUS

                                 $2,000,000,000

                      [KINDER MORGAN MANAGEMENT, LLC LOGO]

            SHARES REPRESENTING LIMITED LIABILITY COMPANY INTERESTS

     This prospectus provides you with a general description of the shares we may offer. Each time we sell shares we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

     Our shares are traded on the New York Stock Exchange under the symbol
"KMR." The last reported sale price of our shares on           , 2003, as
reported on the NYSE, was $     per share.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................     3
Kinder Morgan Management, LLC...............................     5
Kinder Morgan Energy Partners, L.P..........................     5
Kinder Morgan, Inc..........................................     5
Organizational Structure....................................     6
Use of Proceeds.............................................     6
Description of Our Shares...................................     7
Description of the i-Units..................................    17
Modification of Fiduciary Duties Owed to Our Shareholders
  and to the Owners of Units................................    19
Material Tax Considerations.................................    21
ERISA Considerations........................................    27
Plan of Distribution........................................    29
Validity of the Securities..................................    30
Experts.....................................................    30
Information Regarding Forward-Looking Statements............    31

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. KINDER MORGAN MANAGEMENT, LLC, KINDER MORGAN ENERGY PARTNERS, L.P. AND KINDER MORGAN, INC. HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE OFFERED SECURITIES. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE RESPECTIVE DATE ON THE FRONT COVER OF THOSE DOCUMENTS. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE THE RESPECTIVE INFORMATION WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS OF KINDER MORGAN MANAGEMENT, LLC, KINDER MORGAN ENERGY PARTNERS, L.P. AND KINDER MORGAN, INC. MAY HAVE CHANGED SINCE THOSE DATES.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. have filed with the SEC under the Securities Act using a shelf registration process. This prospectus does not contain all of the information set forth in the registration statement, or the exhibits that are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. and about the securities to be sold in this offering, please refer to the information below and to the registration statement and the exhibits which are part of the registration statement.

     Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. file annual, quarterly and special reports, proxy statements and other information with the SEC. Their current SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document they file at the SEC's public reference rooms located at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     Because Kinder Morgan Management, LLC's shares, Kinder Morgan Energy Partners, L.P.'s common units and Kinder Morgan, Inc.'s common stock are listed on the New York Stock Exchange, their reports, proxy statements and other information can be reviewed and copied at the office of that exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. to "incorporate by reference" the information they file with it, which means that Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. file later with the SEC will automatically update and supersede this information. Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

KINDER MORGAN MANAGEMENT, LLC
SEC FILINGS (FILE NO. 1-16459)                          PERIOD
------------------------------                          ------
Annual Report on Form 10-K/A               Year ended December 31, 2001
Quarterly Reports on Form 10-Q             Quarters ended March 31, 2002,
                                           June 30, 2002 and September 30,
                                           2002
Current Report on Form 8-K                 Filed July 23, 2002
Registration Statement on Form 8-A/A       Filed July 24, 2002

KINDER MORGAN ENERGY PARTNERS, L.P.
SEC FILINGS (FILE NO. 1-11234)                          PERIOD
-----------------------------------                     ------
Annual Report on Form 10-K                 Year ended December 31, 2001
Quarterly Reports on Form 10-Q             Quarters ended March 31, 2002,
                                           June 30, 2002 and September 30,
                                           2002
Current Report on Form 8-K                 Filed March 12, 2002
Current Report on Form 8-K                 Filed March 15, 2002
Current Report on Form 8-K                 Filed June 19, 2002
Current Report on Form 8-K                 Filed July 23, 2002
Current Report on Form 8-K                 Filed August 26, 2002
Registration Statement on Form 8-A/A       Filed March 7, 2002

KINDER MORGAN, INC. SEC FILINGS
(FILE NO. 1-06446)                                      PERIOD
-------------------------------                         ------
Annual Report on Form 10-K                 Year Ended December 31, 2001
Quarterly Reports on Form 10-Q             Quarters ended March 31, 2002,
                                           June 30, 2002 and September 30,
                                           2002
Current Report on Form 8-K                 Filed June 19, 2002
Current Report on Form 8-K                 Filed July 23, 2002
Current Report on Form 8-K                 Filed August 27, 2002
Registration Statement on Form 8-A/A       Filed July 24, 2002

     Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc., respectively, will provide a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents at no cost by request directed to them at the following address and telephone number:

     Kinder Morgan Management, LLC
     Kinder Morgan Energy Partners, L.P.
     Kinder Morgan, Inc.
     Investor Relations Department
     One Allen Center, Suite 1000
     500 Dallas Street
     Houston, Texas 77002
     (713) 369-9000

     The information concerning Kinder Morgan Energy Partners, L.P. contained or incorporated by reference in this document has been provided by Kinder Morgan Energy Partners, L.P., and the information concerning Kinder Morgan, Inc. contained or incorporated by reference in this document has been provided by Kinder Morgan, Inc.

                         KINDER MORGAN MANAGEMENT, LLC

     We are a limited liability company that has elected to be treated as a corporation for United States income tax purposes. Our shares trade on the NYSE under the symbol "KMR." We are a limited partner in Kinder Morgan Energy Partners, L.P. and manage and control its business and affairs. The outstanding shares of the class that votes to elect our directors are owned by Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P. Kinder Morgan G.P., Inc. has delegated to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, all of its rights and powers to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and the operating partnerships owned by Kinder Morgan Energy Partners, L.P., subject to Kinder Morgan G.P., Inc.'s right to approve specified actions. We were formed in Delaware on February 14, 2001.

                      KINDER MORGAN ENERGY PARTNERS, L.P.

     Kinder Morgan Energy Partners, L.P., a limited partnership with its common units traded on the NYSE under the symbol "KMP," was formed in Delaware in August 1992. Kinder Morgan Energy Partners, L.P. is the largest publicly-traded pipeline limited partnership in the United States in terms of market capitalization and the largest independent refined petroleum products pipeline system in the United States in terms of volumes delivered. Substantially all of Kinder Morgan Energy Partners, L.P.'s operations are conducted through its subsidiaries and are grouped into four business segments: Products Pipelines, Natural Gas Pipelines, CO(2) Pipelines and Terminals.

                              KINDER MORGAN, INC.

     Kinder Morgan, Inc. is a Kansas corporation incorporated in 1927 with its common stock traded on the NYSE under the symbol "KMI." Kinder Morgan, Inc. is one of the largest energy storage and transportation companies in the United States, operating, either for itself or on behalf of Kinder Morgan Energy Partners, L.P., more than 35,000 miles of natural gas and products pipelines. Kinder Morgan, Inc. also has significant retail distribution, electric generation and terminal assets. In addition, Kinder Morgan, Inc. owns the general partner of, and a significant limited partner interest in, Kinder Morgan Energy Partners, L.P.

                            ORGANIZATIONAL STRUCTURE

     The following chart depicts the current organizational structure of Kinder Morgan Management, LLC, Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P.

                        [ORGANIZATIONAL STRUCTURE CHART]

                                USE OF PROCEEDS

KINDER MORGAN MANAGEMENT, LLC

     We will use all of the net proceeds from the sale of shares we are offering to purchase a number of i-units from Kinder Morgan Energy Partners, L.P. equal to the number of shares we sell in such offerings.

KINDER MORGAN ENERGY PARTNERS, L.P.

     Unless otherwise set forth in a prospectus supplement, Kinder Morgan Energy Partners, L.P. intends to use the proceeds it receives for general corporate purposes. This may include, among other things, additions to working capital, repayment of existing indebtedness or other corporate obligations, financing of capital expenditures and acquisitions, investment in existing and future projects, and repurchases and redemptions of securities. Pending any specific application, Kinder Morgan Energy Partners, L.P. may initially invest funds in short-term marketable securities or apply them to the reduction of indebtedness.

                           DESCRIPTION OF OUR SHARES

NUMBER OF SHARES

     As of January 15, 2003, we had 45,654,046 shares outstanding, including 13,511,726 shares held by Kinder Morgan, Inc. and its affiliates other than directors of Kinder Morgan, Inc. Our limited liability company agreement does not limit the number of shares we may issue.

WHERE SHARES ARE TRADED

     Our outstanding shares are listed on the New York Stock Exchange under the symbol "KMR." Any additional shares we issue will also be listed on the NYSE.

GENERAL

     The following is a summary of the principal documents which relate to our shares, as well as documents which relate to the Kinder Morgan Energy Partners, L.P. i-units that we own and that will be purchased by us upon completion of an offering. Copies of those documents are on file with the SEC as part of our registration statement. See "Where You Can Find More Information" for information on how to obtain copies. You should refer to the provisions of each of the following agreements because they, and not this summary, will govern your rights as a holder of our shares. These agreements include:

     - our limited liability company agreement, which provides for the issuance of our shares, distributions and limited voting rights attributable to our shares and which establishes the rights, obligations and limited circumstances for the mandatory and optional purchase of our shares by Kinder Morgan, Inc. as provided in the Kinder Morgan, Inc. purchase provisions;

     - the Kinder Morgan, Inc. purchase provisions, which are part of our limited liability company agreement and which provide for the optional and mandatory purchase of our shares in the limited circumstances set forth in our limited liability company agreement;

     - the Kinder Morgan, Inc. tax indemnification agreement, which provides that Kinder Morgan, Inc. will indemnify us for any tax liability attributable to our formation or our management and control of the business and affairs of Kinder Morgan Energy Partners, L.P. and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes;

     - the Kinder Morgan Energy Partners, L.P. limited partnership agreement, which establishes the i-units as a class of limited partner interest in Kinder Morgan Energy Partners, L.P. and specifies the relative rights and preferences of the i-units; and

     - the delegation of control agreement among us, Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners, L.P. and its operating partnerships, which delegates to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, the power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and its operating partnerships, subject to Kinder Morgan G.P., Inc.'s right to approve specified actions.

DISTRIBUTIONS

     General. Under the terms of our limited liability company agreement, except in connection with our liquidation, we do not pay distributions on our shares in cash. Instead, we make distributions on our shares in additional shares or fractions of shares. At the same time that Kinder Morgan Energy Partners, L.P. makes any cash distribution on its common units, we distribute on each of our shares that fraction of a share determined by dividing the amount of the cash distribution to be made by Kinder Morgan Energy Partners, L.P. on each common unit by the average market price of a share determined for the ten consecutive trading days immediately prior to the ex-dividend date for our shares.

     Kinder Morgan Energy Partners, L.P. distributes an amount equal to 100% of its available cash to its unitholders of record on the applicable record date and the general partner within approximately 45 days after the end of each quarter. Available cash is generally, for any calendar quarter, all cash received by Kinder Morgan Energy Partners, L.P. from all sources less all of its cash disbursements and net additions to reserves.

     The Kinder Morgan Energy Partners, L.P. partnership agreement provides for distributions to the extent of available cash to common unitholders, Class B unitholders and the general partner in cash and to us in additional i-units except in the event of a liquidation or dissolution. Therefore, generally, non-liquidating distributions will be made in cash to owners of common units, Class B units and the general partner and in additional i-units to us.

     We also will distribute to owners of our shares additional shares if owners of common units receive a cash distribution or other cash payment on their common units other than a regular quarterly distribution. In that event, we will distribute on each share that fraction of a share determined by dividing the cash distribution declared by Kinder Morgan Energy Partners, L.P. on each common unit by the average market price of a share determined for a ten consecutive trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.

     Our limited liability company agreement provides that a shareholder's right to a distribution that has been declared (or for which a record date has been set) but that has not yet been made ceases on the purchase date if the funds for Kinder Morgan, Inc.'s optional or mandatory purchase of the shares are deposited with the transfer agent and the notice of purchase has been given.

     There is no public market for trading fractional shares. We issue fractional shares in payment of the distribution to owners of our shares. No fraction of a share can be traded on any exchange on which our shares are traded until a holder acquires the remainder of the fraction and has a whole share.

     The term average market price is used above in connection with the share distributions and it is used below in connection with the optional and mandatory purchase of our shares. When we refer to the average market price of a share or a common unit, we mean the average closing price of a share or common unit during the ten consecutive trading days prior to the determination date but not including that date, unless a longer or shorter number of trading days is expressly noted.

     The closing price of securities on any day means:

     - for securities listed on a national securities exchange, the last sale price for that day, regular way, or, if there are no sales on that day, the average of the closing bid and asked prices for that day, regular way, in either case as reported in the principal composite transactions reporting system for the principal national securities exchange on which the securities are listed;

     - if the securities are not listed on a national securities exchange

      -- the last quoted price on that day, or, if no price is quoted, the average of the high bid and low asked prices on that day, each as reported by NASDAQ;

      -- if on that day the securities are not so quoted, the average of the closing bid and asked prices on that day furnished by a professional market maker in the securities selected by our board of directors in its sole discretion (or, in the cases of mandatory or optional purchases, by the board of directors of Kinder Morgan, Inc.); or

      -- if on that day no market maker is making a market in the securities, the fair value of the securities as determined by our board of directors in its sole discretion (or, in the cases of mandatory or optional purchases, by the board of directors of Kinder Morgan, Inc.).

     A trading day for securities means a day on which:

     - the principal national securities exchange on which the securities are listed is open for business, or

     - if the securities are not listed on any national securities exchange, a day on which banking institutions in New York, New York generally are open.

     Distributions are made in accordance with the New York Stock Exchange's distribution standards.

LIMITED VOTING RIGHTS

     The shares we have previously sold to the public and the shares we are offering to the public now do not entitle owners of such shares to vote on the election of our directors. Kinder Morgan G.P., Inc. owns all shares eligible to elect our directors and elects all of our directors. Owners of our shares are entitled to vote on the specified matters described under the following caption.

     Actions Requiring Vote of Owners of Our Shares. Our limited liability company agreement provides that we will not, without the approval of a majority of the shares owned by persons other than Kinder Morgan, Inc. and its affiliates, amend, alter or repeal any of the provisions of our limited liability company agreement, including the Kinder Morgan, Inc. purchase provisions, the Kinder Morgan, Inc. tax indemnification agreement or the delegation of control agreement, in a manner that materially adversely affects the preferences or rights of the owners of our shares as determined in the sole discretion of our board of directors, or reduces the time for any notice to which the holders of our shares may be entitled, except as provided below under "Actions Not Requiring the Vote of Holders."

     Under the terms of Kinder Morgan Energy Partners, L.P.'s partnership agreement, the i-units are entitled to vote on all matters on which the common units are entitled to vote. We will submit to a vote of our shareholders any matter submitted to us by Kinder Morgan Energy Partners, L.P. for a vote of i-units. We will vote our i-units in the same way that our shareholders vote their shares for or against a matter, including non-votes or abstentions. In general, the i-units, common units and Class B units will vote together as a single class, with each i-unit, common unit and Class B unit having one vote. The i-units vote separately as a class on:

     - amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have a material adverse effect on the rights or preferences of holders of the i-units in relation to the other outstanding classes of units;

     - the approval of the withdrawal of Kinder Morgan G.P., Inc. as the general partner of Kinder Morgan Energy Partners, L.P. in some circumstances; and

     - the transfer to a non-affiliate by Kinder Morgan G.P., Inc. of all its interest as a general partner of Kinder Morgan Energy Partners, L.P.

     Our limited liability company agreement also provides that we will not, without the approval of a majority of our shares owned by persons other than Kinder Morgan, Inc. and its affiliates, take an action that we have covenanted not to take without shareholder approval, as summarized below, or issue any shares of classes other than the two classes of shares that are currently outstanding.

     Limitations on Voting Rights of Kinder Morgan, Inc. and its Affiliates. The shares owned by Kinder Morgan, Inc. and its affiliates, generally, are entitled to vote on any matter submitted to us as the owner of i-units. Shares owned by Kinder Morgan, Inc. or its affiliates will not, however, be entitled to vote on the matters described below when submitted to a vote of shareholders to determine how the i-units should be voted as long as Kinder Morgan, Inc. or its affiliates owns our voting shares:

     - any matters on which the i-units vote as a separate class;

     - a proposed removal of the general partner of Kinder Morgan Energy Partners, L.P.;

     - some proposed transfers of all of the general partner's interest as the general partner of Kinder Morgan Energy Partners, L.P. and the admission of any successor transferee as a successor general partner; and

     - a proposed withdrawal of the general partner of Kinder Morgan Energy Partners, L.P. in some circumstances.

     When any shares, including voting shares, owned by Kinder Morgan, Inc. and its affiliates are not entitled to vote as described above, they will be treated as not outstanding. Therefore, they will not be included in the numerator of the number of shares voting for approval or the denominator of the number of shares outstanding in determining whether the required percentage has been voted to approve a matter. Similarly, a number of i-units equal to the number of our shares, including voting shares, owned by Kinder Morgan, Inc. and its affiliates will be treated as not being outstanding and will not be included in the numerator or denominator in determining if the required percentage of i-units or total units has been voted to approve a matter.

     Limitations on Voting Rights of 20% or More Holders. A person or group owning 20% or more of the aggregate number of issued and outstanding common units and shares is not entitled to vote its shares. Therefore, such shares will not be included in the numerator of the number of shares voting for approval or the denominator of the numbers of shares outstanding in determining whether the required percentage has been voted to approve a matter. This limitation does not apply to Kinder Morgan, Inc. and its affiliates, including Kinder Morgan G.P., Inc., although, as described above, there are a number of matters on which Kinder Morgan, Inc. and its affiliates may not vote.

     Actions Not Requiring the Vote of Holders. The relevant agreements provide that notwithstanding the voting provisions described above, we may make changes in the terms of our shares, our limited liability company agreement (including the purchase provisions), the tax indemnification agreement and the delegation of control agreement without any approval of holders of our shares, in order to meet the requirements of applicable securities and other laws and regulations and exchange rules, to effect the intent of the provisions of the limited liability company agreement and to make other changes which our board of directors determines in its sole discretion will not have a material adverse effect on the preferences or rights associated with our shares or reduce the time for any notice to which the holders of our shares may be entitled. The agreements provide that we are also permitted, in the good faith discretion of our board of directors, to amend the terms of the shares and these agreements without the approval of holders of shares to accommodate the assumption of the obligations of Kinder Morgan, Inc. by a person, other than Kinder Morgan, Inc. and its affiliates, who becomes the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P. in a transaction that does not constitute a mandatory purchase event but that requires the vote of the holders of the outstanding common units and shares, or to accommodate changes resulting from a merger, recapitalization, reorganization or similar transaction involving Kinder Morgan Energy Partners, L.P. which in each case does not constitute a mandatory purchase event but that requires the vote of the holders of the outstanding common units and shares. We believe that amendments made pursuant to these agreements, except in some cases in the context of a merger, recapitalization, reorganization or similar transaction, would not be significant enough to constitute the issuance of a new security; but, if an amendment constituted the issuance of a new security, we would have to register the issuance of the securities with the SEC or rely on an exemption from registration.

ANTI-DILUTION ADJUSTMENTS

     The partnership agreement of Kinder Morgan Energy Partners, L.P. provides that Kinder Morgan Energy Partners, L.P. will adjust proportionately the number of i-units held by us through the payment to us of an i-unit distribution or by causing an i-unit subdivision, split or combination if various events occur, including:

     - the payment of a common unit distribution on the common units; and

     - a subdivision, split or combination of the common units.

     Our limited liability company agreement provides that the number of all of our outstanding shares, including the voting shares, shall at all times equal the number of i-units we own. If there is a change in the number of i-units we own, we will make to all our shareholders a share distribution or effect a share split or combination to provide that at all times the number of shares outstanding equals the number of i-units we own. Through the combined effect of the provisions in the Kinder Morgan Energy Partners, L.P. partnership agreement and the provisions of our limited liability company agreement, the number of outstanding shares and i-units always will be equal.

COVENANTS

     Our limited liability company agreement provides that our activities will be limited to being a limited partner in, and controlling and managing the business and affairs of, Kinder Morgan Energy Partners, L.P. and its operating partnerships and engaging in any lawful business, purpose or activity related thereto. It also includes provisions that are intended to maintain a one-to-one relationship between the number of i-units we own and our outstanding shares, including provisions:

     - prohibiting our sale, pledge or other transfer of i-units;

     - prohibiting our issuance of options, warrants or other securities entitling the holder to subscribe for or purchase our shares;

     - prohibiting us from borrowing money or issuing debt;

     - prohibiting a liquidation, merger or recapitalization or similar transactions involving us; and

     - prohibiting our purchase of any of our shares, including voting shares.

     Under the terms of the Kinder Morgan Energy Partners, L.P. partnership agreement, Kinder Morgan Energy Partners, L.P. agrees that it will not:

     - except in liquidation, make a distribution on an i-unit other than in additional i-units or a security that has in all material respects the same rights and privileges as the i-units;

     - make a distribution on a common unit other than in cash, in additional common units or a security that has in all material respects the same rights and privileges as the common units;

     - allow an owner of common units to receive any consideration other than cash, common units or a security that has in all material respects the same rights and privileges as the common units, or allow us, as the owner of the i-units, to receive any consideration other than i-units or a security that has in all material respects the same rights and privileges as the i-units in a:

          -- merger in which Kinder Morgan Energy Partners, L.P. is not the survivor, if the unitholders of Kinder Morgan Energy Partners, L.P. immediately prior to the transaction own more than 50% of the residual common equity securities of the survivor immediately after the transaction;

          -- merger in which Kinder Morgan Energy Partners, L.P. is the survivor, if the unitholders of Kinder Morgan Energy Partners, L.P. immediately prior to the transaction own more than 50% of the limited partner interests in Kinder Morgan Energy Partners, L.P. immediately after the transaction; or

          -- recapitalization, reorganization or similar transaction;

     - be a party to a merger in which Kinder Morgan Energy Partners, L.P. is not the survivor, sell substantially all of its assets to another person or enter into similar transactions if:

          -- the survivor of the merger or the other person is to be controlled by Kinder Morgan, Inc. or its affiliates after the transaction; and

          -- the transaction would be a mandatory purchase event;

     - make a tender offer for common units unless the consideration:

          -- is exclusively cash; and

          -- together with any cash payable in respect of any tender offer by Kinder Morgan Energy Partners, L.P. for the common units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all owners of common units made within the preceding 360-day period is less than 12% of the aggregate average market value of all classes of units of Kinder Morgan Energy Partners, L.P. determined on the trading day immediately preceding the commencement of the tender offer; or

     - issue any of its i-units to any person other than us.

     The Kinder Morgan Energy Partners, L.P. partnership agreement provides that when any cash is to be received by a common unitholder as a result of a consolidation or merger of Kinder Morgan Energy Partners, L.P. with or into another person, other than a consolidation or merger in which Kinder Morgan Energy Partners, L.P. is a survivor and which does not result in any reclassification, conversion, exchange or cancellation of outstanding common units, or as a result of the sale or other disposition to another person of all or substantially all of the assets of Kinder Morgan Energy Partners, L.P., that payment will require Kinder Morgan Energy Partners, L.P. to issue additional i-units or fractions of i-units to us except in liquidation. The distribution of additional i-units or fractions of i-units will be equal to the cash distribution on each common unit divided by the average market price of one of our shares determined for a consecutive ten day trading period ending immediately prior to the effective date of the transaction. This will result in us also issuing an equal number of shares to the holders of our shares.

OPTIONAL PURCHASE

     The Kinder Morgan, Inc. purchase provisions, which are part of our limited liability company agreement, provide that if at any time Kinder Morgan, Inc. and its affiliates own 80% or more of our outstanding shares, then Kinder Morgan, Inc. has the right, but not the obligation, to purchase for cash all of our outstanding shares that Kinder Morgan, Inc. and its affiliates do not own. Kinder Morgan, Inc. can exercise its right to make that purchase by delivering notice to the transfer agent for the shares of its election to make the purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to cause the transfer agent to mail the notice of the purchase to the record holders of the shares.

     The price at which Kinder Morgan, Inc. may make the optional purchase is equal to 110% of the higher of:

     - the average market price for the shares for the ten consecutive trading days ending on the fifth trading day prior to the date the notice of the purchase is given; and

     - the highest price Kinder Morgan, Inc. or its affiliates paid for the shares during the 90 day period ending on the day prior to the date the notice of purchase is given.

     The Kinder Morgan, Inc. purchase provisions, which are a part of our limited liability company agreement, and Kinder Morgan Energy Partners, L.P.'s partnership agreement each provides that if at any time Kinder Morgan, Inc. and its affiliates own 80% or more of the outstanding common units and the outstanding shares on a combined basis, then Kinder Morgan, Inc. has the right to purchase all of our shares that Kinder Morgan Inc. and its affiliates do not own, but only if the general partner of Kinder Morgan Energy Partners, L.P., elects to purchase all of the common units that Kinder Morgan, Inc. and its affiliates do not own. The price at which Kinder Morgan, Inc. and the general partner may make the optional purchase is equal to the highest of:

     - the average market price of our shares or the common units, whichever is higher, for the 20 consecutive trading days ending five days prior to the date on which the notice of the purchase is given; and

     - the highest price Kinder Morgan, Inc. or its affiliates paid for such shares or common units, whichever is higher, during the 90-day period ending on the day prior to the date the notice of purchase is given.

     Kinder Morgan, Inc. or the general partner, as the case may be, may exercise its right to make the optional purchase by giving notice to the transfer agent for the shares and for the common units of its election to make the optional purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to also cause the transfer agent to mail that notice of the purchase to the record holders of our shares.

     If either elects to purchase either our shares or the combination of the common units and our shares, Kinder Morgan, Inc. and, if applicable, the general partner, will deposit the aggregate purchase price for the shares and the common units, as the case may be, with the respective transfer agents. On and after the date set for the purchase, the holders of the shares or the common units, as the case may be, will have no rights as holders of shares or common units, except to receive the purchase price, and their shares or common units will be deemed to be transferred to Kinder Morgan, Inc., or the general partner in the case of the common units, for all purposes.

     Kinder Morgan, Inc. will comply with Rule 13e-3 under the Securities Exchange Act if it makes an optional purchase.

MANDATORY PURCHASE

     General. Under the terms of the Kinder Morgan, Inc. purchase provisions, upon the occurrence of any of the following mandatory purchase events, Kinder Morgan, Inc. will be required to purchase for cash all of our shares that it and its affiliates do not own at a purchase price equal to the higher of the average market price for the shares and the average market price for common units as determined for the ten-day trading period immediately prior to the date of the applicable event.

     A mandatory purchase event means any of the following:

     - the first day on which the aggregate distributions or other payments by Kinder Morgan Energy Partners, L.P. on the common units, other than distributions or payments made in common units or in securities which have in all material respects the same rights and privileges as common units but including distributions or payments made pursuant to an issuer tender offer by Kinder Morgan Energy Partners, L.P., during the immediately preceding 360-day period exceed 50% of the average market price of a common unit during the ten consecutive trading day period ending on the last trading day prior to the first day of that 360-day period.

     - the occurrence of an event resulting in Kinder Morgan, Inc. and its affiliates ceasing to be the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P., unless:

          -- the event results in another person becoming the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P.;

          -- that other person is organized under the laws of a state in the United States;

          -- that other person has long term unsecured debt with an investment grade credit rating, as determined by Moody's Investor Services, Inc. and Standard & Poor's Rating Service, immediately prior to the event; and

          -- that other person assumes all obligations of Kinder Morgan, Inc. to us and to the owners of the shares under the purchase provisions and the tax indemnification agreement.

     - the merger of Kinder Morgan Energy Partners, L.P. with or into another person in any case where Kinder Morgan Energy Partners, L.P. is not the surviving entity, or the sale of all or substantially all of the assets of Kinder Morgan Energy Partners, L.P. and its subsidiaries, taken as a whole, to another person, unless in the transaction:

          -- the owners of common units receive in exchange for their common units a security of such other person that has in all material respects the same rights and privileges as the common units;

          -- we receive in exchange for all of the i-units a security of such other person that has in all material respects the same rights and privileges as the i-units;

          -- no consideration is received by an owner of common units other than securities that have in all material respects the same rights and privileges as the common units and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit during the ten trading day period ending immediately prior to the date of execution of the definitive agreement for the transaction; and

          -- no consideration is received by the owners of i-units other than securities of such other person that have in all material respects the same rights and privileges as the i-units.

     Procedure. Within three business days following any event requiring a mandatory purchase by Kinder Morgan, Inc., Kinder Morgan, Inc. will mail or deliver to the transfer agent for mailing to each holder of record of the shares on the earlier of the date of the purchase event and the most recent practicable date, a notice stating:

     - that a mandatory purchase event has occurred and that Kinder Morgan, Inc. will purchase such holder's shares for the purchase price described above;

     - the circumstances and relevant facts regarding the mandatory purchase event;

     - the dollar amount per share of the purchase price;

     - the purchase date, which shall be no later than five business days from the date such notice is mailed; and

     - the instructions a holder must follow in order to have the holder's shares purchased.

     On or prior to the date of the purchase, Kinder Morgan, Inc. will irrevocably deposit with the transfer agent funds sufficient to pay the purchase price. Following the purchase date, a share owned by any person other than Kinder Morgan, Inc. and its affiliates will only represent the right to receive the purchase price.

     For purposes of the optional and mandatory purchase provisions, including the definitions of the mandatory purchase events, Kinder Morgan, Inc. will be deemed to include Kinder Morgan, Inc., its successors by merger, and any entity that succeeds to Kinder Morgan, Inc.'s obligations under the purchase provisions and the tax indemnification agreement in connection with an acquisition of all or substantially all of the assets of Kinder Morgan, Inc.

     Kinder Morgan, Inc. will comply with Rule 13e-3 under the Securities Exchange Act in connection with the occurrence of a mandatory purchase event.

TAX INDEMNITY OF KINDER MORGAN, INC.

     We have a tax indemnification agreement with Kinder Morgan, Inc. Pursuant to this agreement, Kinder Morgan, Inc. agreed to indemnify us for any tax liability attributable to our formation or our management and control of Kinder Morgan Energy Partners, L.P., and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the shares is EquiServe Trust Company, N.A. It may be contacted at 525 Washington Blvd., Jersey City, New Jersey 07310.

     The transfer agent and registrar may at any time resign, by notice to us, or be removed by us. That resignation or removal would become effective upon the appointment by us of a successor transfer agent and registrar and its acceptance of that appointment. If no successor has been appointed and accepted that appointment within 30 days after notice of that resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

REPLACEMENT OF SHARE CERTIFICATES

     We will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by us or by the transfer agent.

FRACTIONAL SHARES

     We will make distributions of additional shares, including fractional shares. Records of fractional interests held by the holders of shares will be maintained by the Depositary Trust Company or the broker or other nominees through which you hold your shares. You will be able to sell such fractional shares on the New York Stock Exchange only when they equal, in the aggregate, whole shares. Certificates representing fractional shares will not be issued under any circumstances. Fractional shares will receive distributions when distributions are made on our shares. All fractional shares will be rounded down, if necessary, and stated in six decimal places.

                           DESCRIPTION OF THE i-UNITS

     The i-units are a separate class of limited partner interests in Kinder Morgan Energy Partners, L.P. All the i-units will be owned by us and will not be publicly traded. A number of the covenants in our limited liability company agreement and in Kinder Morgan Energy Partners, L.P.'s partnership agreement affect us as the holder of i-units. For a description of the material covenants, see "Description of Our Shares -- Covenants."

VOTING RIGHTS

     Owners of i-units generally vote together with the common units and Class B units as a single class and sometimes vote as a class separate from the holders of common units and Class B units. The i-units have the same voting rights as the common units and Class B units voting together as a single class on the following matters:

     - a sale or exchange of all or substantially all of Kinder Morgan Energy Partners, L.P.'s assets;

     - the election of a successor general partner in connection with the removal of the general partner;

     - a dissolution or reconstitution of Kinder Morgan Energy Partners, L.P.;

     - a merger of Kinder Morgan Energy Partners, L.P.; and

     - some amendments to the partnership agreement, including any amendment that would cause Kinder Morgan Energy Partners, L.P. to be treated as a corporation for income tax purposes.

     The i-units vote separately as a class on the following:

     - Amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have a material adverse effect on the rights or preferences of the holders of the i-units in relation to the other classes of units. This kind of an amendment requires the approval of two-thirds of the outstanding i-units other than the number of i-units corresponding to the number of shares owned by Kinder Morgan, Inc. and its affiliates.

     - The approval of the withdrawal of the general partner in some circumstances or the transfer to a non-affiliate of all of its interest as a general partner. These matters require the approval of a majority of the outstanding i-units other than the number of i-units corresponding to the number of shares owned by Kinder Morgan, Inc. and its affiliates.

     In all cases, i-units will be voted in proportion to the affirmative and negative votes, abstentions and non-votes of owners of our shares.

     For further information regarding the voting rights of i-units and shares of Kinder Morgan Management, LLC, see "Description of Our Shares -- Limited Voting Rights."

DISTRIBUTIONS AND PAYMENTS

     The number of i-units distributed to us by Kinder Morgan Energy Partners, L.P. is based upon the amount of cash to be distributed by Kinder Morgan Energy Partners, L.P. to an owner of a common unit. Kinder Morgan Energy Partners, L.P. distributes to us a number of i-units equal to the number of shares distributed by us.

     Typically, if cash is paid to the holders of common units, we, as the owner of i-units, receive additional i-units or fractions of i-units instead of cash. The fraction of an i-unit received per i-unit owned by us is determined as if the cash payment on the common unit were a cash distribution.

If additional units are distributed to the owners of common units, as the owner of i-units, we receive an equivalent amount of units based on the number of i-units that we own.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     In the case of any of the following events:

     - any consolidation or merger of Kinder Morgan Energy Partners, L.P. with or into another person,

     - any consolidation or merger of another person into Kinder Morgan Energy Partners, L.P., except a consolidation or merger which does not result in any reclassification, conversion, exchange or cancellation of the outstanding common units of Kinder Morgan Energy Partners, L.P., or

     - any sale or other disposition of all or substantially all the properties and assets of Kinder Morgan Energy Partners, L.P.,

if the owners of the common units receive cash in the transaction, a distribution on each i-unit will be made in additional i-units or fractions of i-units determined by dividing the cash received on a common unit by the average market price of one of our shares determined for a ten consecutive day trading period ending immediately prior to the effective date of the transaction, except that in the case of a liquidation, as the owner of the i-units, we will receive the distribution provided pursuant to the liquidation provisions in Kinder Morgan Energy Partners, L.P.'s partnership agreement.

UNITED STATES FEDERAL INCOME TAX CHARACTERISTICS AND DISTRIBUTION UPON LIQUIDATION OF KINDER MORGAN ENERGY PARTNERS, L.P.

     The i-units we own generally will not be allocated income, gain, loss or deduction until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. Therefore, we do not anticipate that we will have material amounts of taxable income resulting from our ownership of the i-units unless we enter into a sale or exchange of the i-units or Kinder Morgan Energy Partners, L.P. is liquidated.

     Upon the liquidation of Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. is generally obligated to purchase all of our outstanding shares at a price equal to the higher of the average market price for the shares or the common units. If Kinder Morgan, Inc. fails to do so, then, as described below, the value of your shares will depend on the amount of the liquidating distribution received by us as the owner of the i-units and the taxes we incur as a result of that liquidation.

     The liquidating distribution per i-unit may be less than the liquidating distribution received per common unit. The liquidating distribution for each i-unit and common unit will depend upon the relative per unit capital accounts of the i-units and the common units at liquidation. It is anticipated that over time the capital account per common unit will exceed the capital account per i-unit because the common units will be allocated income and gain prior to liquidation, but the i-units will not. At liquidation, it is intended that each i-unit will be allocated income and gain in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. However, there may not be sufficient amounts of income and gain at liquidation to cause the capital account of an i-unit to be increased to that of a common unit. In that event, the liquidating distribution per common unit will exceed the liquidating distribution per i-unit.

     As a result of the allocation of income and gain to the i-units upon a liquidation, we will be required to pay taxes on that income and gain. Thus, in the event income and gain is allocated to us, then, because of taxes we pay, shareholders will receive less than the holders of the common units.

     Because of these factors, and if Kinder Morgan, Inc. fails to purchase our shares as described above, the value of our shares likely will be lower than the value of the common units upon the liquidation of Kinder Morgan Energy Partners, L.P.

           MODIFICATION OF FIDUCIARY DUTIES OWED TO OUR SHAREHOLDERS
                           AND TO THE OWNERS OF UNITS

     The fiduciary duties owed to you by our board of directors are prescribed by Delaware law and our limited liability company agreement. Similarly, the fiduciary duties owed to the owners of units of Kinder Morgan Energy Partners, L.P. by the general partner of Kinder Morgan Energy Partners, L.P. are prescribed by Delaware law and its partnership agreement. The Delaware Limited Liability Company Act and the Delaware Limited Partnership Act provide that Delaware limited liability companies and Delaware limited partnerships, respectively, may, in their limited liability company agreements and partnership agreements, as applicable, restrict the fiduciary duties owed by the board of directors to us and our shareholders and by the general partner to the limited partnership and the limited partners.

     Our limited liability company agreement and the Kinder Morgan Energy Partners, L.P. partnership agreement contain various provisions restricting the fiduciary duties that might otherwise be owed. The following is a summary of the material restrictions of the fiduciary duties owed by our board of directors to us and our shareholders and by Kinder Morgan G.P., Inc., the general partner of Kinder Morgan Energy Partners, L.P., to the partnership and its limited partners. Any fiduciary duties owed to you by Kinder Morgan, Inc. and its affiliates, as the beneficial owner of all our voting shares, are similarly restricted or eliminated.

State-law fiduciary duty
standards.....................   Fiduciary duties are generally considered to
                                 include an obligation to act with due care and loyalty. The duty of care, unless the limited liability company agreement or partnership agreement provides otherwise, would generally require a manager or general partner to act for the limited liability company or limited partnership, as applicable, in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a limited liability company agreement or partnership agreement providing otherwise, would generally prohibit a manager of a Delaware limited liability company or a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Our limited liability company
  agreement modifies these
  standards...................   Our limited liability company agreement
                                 contains provisions that prohibit the
                                 shareholders from advancing claims arising from conduct by our board of directors that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our limited liability company agreement permits the board of directors to make a number of decisions in its "sole discretion." This entitles the board of directors to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any shareholder. Kinder

                                 Morgan, Inc., its affiliates, and their
                                 officers and directors who are also our
                                 officers or directors are not required to offer to us any business opportunity.

                                 Except as set out in our limited liability company agreement, our directors, Kinder Morgan, Inc. and their affiliates have no obligations, by virtue of the relationships established pursuant to that agreement, to take or refrain from taking any action that may impact us or our shareholders. In addition to the other more specific provisions limiting the obligations of our board of directors, our limited liability company agreement further provides that our board of directors will not be liable for monetary damages to us, our shareholders or any other person for any acts or omissions if our board of directors acted in good faith.

Kinder Morgan Energy Partners,
  L.P.'s limited partnership
  agreement modifies these
  standards...................   The limited partnership agreement of Kinder
                                 Morgan Energy Partners, L.P. contains
                                 provisions that prohibit its limited partners from advancing claims arising from conduct by Kinder Morgan Energy Partners, L.P.'s general partner that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the limited partnership agreement of Kinder Morgan Energy Partners,
                                 L.P. permits the general partner of the
                                 partnership to make a number of decisions in its "sole discretion." This entitles the general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, the partnership, its affiliates or any limited partner. Kinder Morgan, Inc., its affiliates and their officers and directors who are also our officers or directors or officers or directors of the general partner of Kinder
                                 Morgan Energy Partners, L.P. are not required to offer to the partnership any business opportunity. The general partner of Kinder
                                 Morgan Energy, Partners L.P. is permitted to attempt to avoid personal liability in connection with the management of Kinder Morgan
                                 Energy Partners, L.P., pursuant to the
                                 partnership agreement. The partnership
                                 agreement provides that the general partner does not breach its fiduciary duty even if the partnership could have obtained more favorable terms without limitations on the general partner's liability.

                                 The partnership agreement of Kinder Morgan
                                 Energy Partners, L.P. contains provisions that allow the general partner to take into account the interests of parties in addition to Kinder Morgan Energy Partners, L.P. in resolving conflicts of interest, thereby limiting its fiduciary duty to the partnership and the limited partners. The partnership agreement also provides that in the absence of bad faith by the general partner, the resolution of a conflict by the general partner will not be a breach of any duty. Also, the partnership agreement contains provisions that may restrict the remedies available to limited partners for actions taken that might, without such limitations, constitute breaches of fiduciary duty. In addition to the other more specific provisions limiting the obligations of the general partner, the partnership agreement provides that the general partner, its affiliates and their respective officers and directors will not be liable for monetary damages to the partnership, its limited partners or any other person for acts or omissions if the general partner, affiliate or officer or director acted in good faith. We or the general partner may request that the conflicts and audit committee of the general partner's board of directors review and approve the resolution of conflicts of interest that may arise between Kinder Morgan, Inc. or its subsidiaries, on the one hand, and Kinder Morgan Energy Partners, L.P., on the other hand.

                                 All of these provisions in the Kinder Morgan
                                 Energy Partners, L.P. partnership agreement relating to the general partner apply equally to us as the delegate of the general partner.

     By becoming one of our shareholders, a shareholder agrees to be bound by the provisions in our limited liability company agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Liability Company Act favoring the principle of freedom of contract and the enforceability of limited liability company agreements. It is not necessary for a shareholder to sign our limited liability company agreement in order for the limited liability company agreement to be enforceable against that person.

                          MATERIAL TAX CONSIDERATIONS

     This section is a summary of material United States federal income tax considerations that may be relevant to prospective owners of shares and, unless otherwise noted in the following discussion, expresses the opinion of our counsel, Bracewell & Patterson, L.L.P., insofar as it relates to legal conclusions with respect to United States federal income tax law. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Kinder Morgan Management, LLC.

     No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting us, Kinder Morgan Energy Partners, L.P. or the owners of shares. Moreover, the discussion does not address the United States federal income tax consequences that may be relevant to certain types of investors subject to specialized tax treatment, such as non-U.S. persons, financial institutions, insurance companies, real estate investment trusts, estates, trusts, dealers and persons entering into hedging transactions. Accordingly, each prospective owner of shares is urged to consult with, and is urged to depend on, his own tax advisor in analyzing the United States federal, state, local and foreign tax consequences particular to him of the ownership or disposition of shares.

     All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Bracewell & Patterson, L.L.P. and are based on the accuracy of the representations made by us and, where applicable, Kinder Morgan Energy Partners, L.P. and the general partner of Kinder Morgan Energy Partners, L.P.

     No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective owners of shares. Unlike a ruling, the opinion of Bracewell & Patterson, L.L.P. represents only that firm's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for shares and the prices at which shares trade. In addition, the cost of any contest with the IRS will be borne directly or indirectly by us and the owners of shares. Furthermore, the tax treatment of us or Kinder Morgan Energy Partners, L.P. or of an investment in us or Kinder Morgan Energy Partners, L.P. may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF SHARES

  KINDER MORGAN MANAGEMENT, LLC'S STATUS AS A CORPORATION FOR U.S. FEDERAL INCOME TAX PURPOSES

     An election has been made with the IRS to treat us as a corporation for United States federal income tax purposes. Thus, we are subject to United States federal income tax on our taxable income at tax rates up to 35%. Additionally, in certain instances we could be subject to the alternative minimum tax of 20% on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular tax.

     The terms of the i-units provide that the i-units owned by us are not entitled to allocations of income, gain, loss or deduction of Kinder Morgan Energy Partners, L.P. until such time as it is liquidated. Thus, we do not anticipate that we will have material amounts of either taxable income or alternative minimum taxable income resulting from our ownership of the i-units unless we dispose of the i-units in a taxable transaction or Kinder Morgan Energy Partners, L.P. is liquidated. Please read "-- U.S. Federal Income Tax Considerations Associated with the Ownership of i-units."

  TAX CONSEQUENCES OF SHARE OWNERSHIP

     No Flow-Through of Our Taxable Income. Because we are treated as a corporation for United States federal income tax purposes, an owner of shares will not report on its United States federal income tax return any of our items of income, gain, loss and deduction.

     Distributions of Additional Shares. Under the terms of our limited liability company agreement, except in connection with our liquidation, we will not make distributions of cash in respect of shares but rather will make distributions of additional shares. Because these distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of shares for United States federal income tax purposes. As each owner of shares receives additional shares, he will be required to allocate his basis in his shares in the manner described below. Please read "-- Basis of Shares."

     Basis of Shares. An owner's initial tax basis for his shares will be the amount paid for them. As additional shares are distributed to an owner of shares, he will be required to allocate his tax basis in his shares equally between the old shares and the new shares received. If the old shares were acquired for different prices, and the owner can identify each separate lot, then the basis of each old lot of shares can be used separately in the allocation to the new shares received with respect to the identified old lot. If an owner of shares cannot identify each lot, then he must use the first-in first-out tracing approach. A shareholder cannot use the average cost for all lots for this purpose.

     Disposition of Shares. Gain or loss will be recognized on a sale or other disposition of shares, whether to a third party or to Kinder Morgan, Inc. pursuant to the Kinder Morgan, Inc. purchase provisions or in connection with the liquidation of us, equal to the difference between the amount realized and the owner's tax basis for the shares sold or otherwise disposed of. An owner's amount realized will be measured by the sum of the cash and the fair market value of other property received by him.

     Except as noted below, gain or loss recognized by an owner of shares, other than a "dealer" in shares, on the sale or other disposition of a share will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of shares held more than 12 months will generally be taxed at a maximum rate of 20%, subject to the discussion below relating to straddles. Capital gain recognized by a corporation on the sale of shares will generally be taxed at a maximum rate of 35%. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

     Capital gain treatment may not result from a sale of shares to Kinder Morgan, Inc. pursuant to the Kinder Morgan, Inc. purchase provisions or otherwise if a single shareholder of us or our shareholders as a group own 50% or more of the stock of Kinder Morgan, Inc. In that case, if either we or Kinder Morgan, Inc. has earnings and profits, then the amount received by a seller of shares may be taxed as ordinary income to the extent of his portion of those earnings and profits, but only if the seller sells less than all of his shares or is a shareholder of Kinder Morgan, Inc. after applying the ownership attribution rules.

     For purposes of determining whether capital gains or losses on the disposition of shares are long or short term, subject to the discussion below relating to straddles, an owner's holding period begins on his acquisition of shares. As additional shares are distributed to him, the holding period of each new share received will also include the period for which the owner held the old shares to which the new share relates.

     Because the purchase rights in respect of the shares arise as a result of an agreement other than solely with us, these rights do not appear to constitute inherent features of the shares for tax purposes. Please read "Description of Our Shares -- Optional Purchase," and "-- Mandatory Purchase." As such, it is possible that the IRS would assert that shares and the related purchase rights constitute a straddle for United States federal income tax purposes to the extent that those rights are viewed as resulting in a substantial diminution of a share purchaser's risk of loss from owning his shares. In that case, any owner of shares who incurs interest or other carrying charges that are allocable to the shares (as would be the case if the owner finances his acquisition of shares with debt) would have to capitalize those interest or carrying charges to the basis of the related shares and purchase rights rather than deducting those interest or carrying charges currently. In addition, the holding period of the shares would be suspended, resulting in short-term capital gain or loss (generally taxed at ordinary income rates) upon a taxable disposition even if the shares were held for more than 12 months. However, we believe that the purchase rights have minimal value and do not result in a substantial diminution of a share purchaser's risk of loss from owning shares. Based on that, the shares and the related purchase rights should not constitute a straddle for United States federal income tax purposes and therefore should not result in any suspension of an owner's holding period or interest and carrying charge capitalization, although there can be no assurance that the IRS or the courts would agree with this conclusion.

     Investment in Shares by Tax-Exempt Investors, Regulated Investment Companies and Non-U.S. Persons. Employee benefit plans and most other organizations exempt from United States federal income tax, including individual retirement accounts, known as IRAs, and other retirement plans, are subject to United States federal income tax on unrelated business taxable income. Because we will be treated as a corporation for United States federal income tax purposes, an owner of shares will not report on its United States federal income tax return any of our items of income, gain, loss and deduction. Therefore, a tax-exempt investor will not have unrelated business taxable income attributable to its ownership or sale of shares unless its ownership of the shares is debt financed. In general, a share would be debt financed if the tax-exempt owner of shares incurs debt to acquire a share or otherwise incurs or maintains a debt that would not have been incurred or maintained if that share had not been acquired.

     A regulated investment company, or "mutual fund," is required to derive at least 90% of its gross income for every taxable year from qualifying income. As stated above, an owner of shares will not report on its United States federal income tax return any of our items of income, gain, loss and deduction. Thus, ownership of shares will not result in income which is not qualifying income to a mutual fund. Furthermore, any gain from the sale or other disposition of the shares, and the associated purchase rights, will qualify for purposes of that 90% test. Finally, shares, and the associated purchase rights, will constitute qualifying assets to mutual funds which also must own at least 50% qualifying assets at the end of each quarter.

     Because distributions of additional shares will be made proportionately to all owners of shares, the receipt of these additional shares will not be includable in the gross income of an owner of shares for United States federal income tax purposes. Therefore, no withholding taxes will be imposed on distributions of additional shares to non-resident alien individuals and foreign corporations, trusts or estates. A non-United States owner of shares generally will not be subject to United States federal income tax or subject to withholding on any gain recognized on the sale or other disposition of shares unless:

     - the gain is considered effectively connected with the conduct of a trade or business by the non-United States owner within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of that owner (and, in which case, if the owner is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

     - the non-United States owner is an individual who holds the shares as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

     - we are or have been a "United States real property holding corporation," or a USRPHC, for United States federal income tax purposes.

     We believe that we are a USRPHC for United States federal income tax purposes. Therefore, any gain on the sale or other disposition of shares by a non-United States owner will be subject to United States federal income tax unless the shares are regularly traded on an established securities market and the non-United States owner has not actually or constructively held more than 5% of the shares at any time during the shorter of the five-year period preceding the disposition or that owner's holding period. Our shares currently trade on an established securities market.

U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP OF I-UNITS

     A partnership is not a taxable entity and incurs no United States federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its United States federal income tax liability, regardless of whether cash distributions are made to it by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed to the partner is in excess of its adjusted basis in its partnership interest.

     With respect to the i-units owned by us, the Kinder Morgan Energy Partners, L.P. partnership agreement provides that no allocations of income, gain, loss or deduction will be made in respect of the i-units until such time as there is a liquidation of Kinder Morgan Energy Partners, L.P. If there is a liquidation of Kinder Morgan Energy Partners, L.P., it is intended that we will receive allocations of income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. The aggregate capital account of our i-units will not be increased as a result of our ownership of additional i-units. Thus, each additional i-unit we own after a cash distribution to other unitholders generally will represent the right to receive additional allocations of such income and gain, or deduction and loss, on the liquidation of Kinder Morgan Energy Partners, L.P. As a result, we would likely realize taxable income or loss upon the liquidation of Kinder Morgan Energy Partners, L.P. However, no assurance can be given that there will be sufficient amounts of income and gain to cause the capital account attributable to each i-unit to be equal to that of a common unit. If they are not equal, we will receive less value than would be received by a holder of common units upon such a liquidation. We would also likely realize taxable income or loss upon any sale or other disposition of our i-units.

     The anticipated benefit of an investment in our shares depends largely on the treatment of Kinder Morgan Energy Partners, L.P. as a partnership for United States federal income tax purposes. No ruling has been or will be sought from the IRS and the IRS has made no determination as to Kinder Morgan Energy Partners, L.P.'s status or the status of its operating partnerships as partnerships for United States federal income tax purposes or whether Kinder Morgan Energy Partners, L.P.'s operations generate "qualifying income" under
Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Bracewell & Patterson, L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, Kinder Morgan Energy Partners, L.P. and its operating partnerships have been and will be treated as partnerships for United States federal income tax purposes.

     Treasury Regulations pertaining to the classification of entities such as Kinder Morgan Energy Partners, L.P. as partnerships or corporations for United States federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for United States federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and classified as partnerships as of December 31, 1996, under the prior Treasury Regulations, would continue to be classified as partnerships after 1996 unless they elected another form of classification under the check-the-box regulations. Neither Kinder Morgan Energy Partners, L.P. nor any of its operating partnerships has elected to be treated as a corporation under the check-the-box regulations, and Bracewell & Patterson, L.L.P. is of the opinion that Kinder Morgan Energy Partners, L.P. and its operating partnerships each were treated as partnerships for United States federal income tax purposes on December 31, 1996, under the prior Treasury Regulations, and subsequently have been and will continue to be so treated.

     Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships whose gross income for every taxable year consists of at least 90% "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. Kinder Morgan Energy Partners, L.P. estimates that, as of the date of this prospectus, more than 90% of its current gross income is qualifying income.

     In rendering its opinion that Kinder Morgan Energy Partners, L.P. and its operating partnerships were each treated as partnerships for United States federal income tax purposes as of December 31, 1996, Bracewell & Patterson, L.L.P. has relied on the following factual representations made by us, Kinder Morgan Energy Partners, L.P. and its general partner about Kinder Morgan Energy Partners, L.P. and its operating partnerships with respect to periods prior to 1997:

     - Kinder Morgan Energy Partners, L.P. and each operating partnership operated in accordance with applicable state partnership statutes, their respective partnership agreements and the statements and representations contained in this prospectus;

     - Except as otherwise required by Section 704 of the Internal Revenue Code, the general partner of Kinder Morgan Energy Partners, L.P. and each operating partnership had at all times at least a 1% interest in each material item of income, gain, loss and deduction of Kinder Morgan Energy Partners, L.P. and each operating partnership;

     - The general partner of Kinder Morgan Energy Partners, L.P. and each operating partnership had a minimum capital account balance in Kinder Morgan Energy Partners, L.P. and each operating partnership of at least 1% of the total positive capital account balances of Kinder Morgan Energy Partners, L.P. and each operating partnership;

     - For each taxable year, more than 90% of Kinder Morgan Energy Partners, L.P.'s gross income was derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof and naturally occurring carbon dioxide or (ii) other sources that, in the opinion of counsel to Kinder Morgan Energy Partners, L.P., generated "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code; and

     - The general partner of Kinder Morgan Energy Partners, L.P. and each operating partnership acted independently of the limited partners of those partnerships.

     In rendering its opinion that Kinder Morgan Energy Partners, L.P. and its operating partnerships each have been and will continue to be treated as partnerships for United States federal income tax purposes after 1996, Bracewell & Patterson, L.L.P. has relied on the following factual representations made by us, Kinder Morgan Energy Partners, L.P. and its general partner about Kinder Morgan Energy Partners, L.P. and its operating partnerships with respect to periods after 1996:

     - Neither Kinder Morgan Energy Partners, L.P. nor any of its operating partnerships has elected or will elect to be treated as a corporation for United States federal income tax purposes; and

     - For each taxable year, more than 90% of Kinder Morgan Energy Partners, L.P.'s gross income has been and will be derived from (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof and naturally occurring carbon dioxide or
       (ii) other sources that, in the opinion of counsel to Kinder Morgan Energy Partners, L.P., generate "qualifying income" within the meaning of
       Section 7704 of the Internal Revenue Code.

     If Kinder Morgan Energy Partners, L.P. fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, it will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which it fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to its unitholders in liquidation of their interests in Kinder Morgan Energy Partners, L.P. This contribution and liquidation should be tax-free to unitholders and Kinder Morgan Energy

Partners, L.P., so long as Kinder Morgan Energy Partners, L.P., at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, Kinder Morgan Energy Partners, L.P. would be treated as a corporation for United States federal income tax purposes.

     If Kinder Morgan Energy Partners, L.P. were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and its net income would be taxed to it at corporate rates. In addition, any distribution made to a unitholder, including distributions of additional i-units to us, would be treated as either taxable dividend income, to the extent of Kinder Morgan Energy Partners, L.P.'s current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his units, or taxable capital gain, after the unitholder's tax basis in his units is reduced to zero. In addition, the cash available for distribution to a common unitholder would be substantially reduced which would reduce the values of i-units distributed quarterly to us and our shares distributed quarterly to you. Accordingly, Kinder Morgan Energy Partners, L.P.'s treatment as a corporation would result in a substantial reduction of the value of our shares.

                              ERISA CONSIDERATIONS

     The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, commonly known as "ERISA", and the prohibited transaction provisions of section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser of shares. The discussion does not purport to deal with all aspects of ERISA or section 4975 of the Internal Revenue Code that may be relevant to particular shareholders in light of their particular circumstances.

     The discussion is based on current provisions of ERISA and the Internal Revenue Code, existing and currently proposed regulations under ERISA and the Internal Revenue Code, the legislative history of ERISA and the Internal Revenue Code, existing administrative rulings of the Department of Labor ("DOL") and reported judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements herein with respect to transactions entered into or contemplated prior to the effective date of such changes.

     A FIDUCIARY MAKING A DECISION TO INVEST IN THE SHARES ON BEHALF OF A PROSPECTIVE PURCHASER THAT IS AN EMPLOYEE BENEFIT PLAN, A TAX-QUALIFIED RETIREMENT PLAN, OR AN IRA IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE INTERNAL REVENUE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, SALE OR EXCHANGE OF THE shareS BY SUCH PLAN OR IRA.

     Each fiduciary of a pension, profit-sharing, or other employee benefit plan, known as an "ERISA Plan", subject to Title I of ERISA should consider carefully whether an investment in the shares is consistent with his fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require an ERISA Plan's investments to be (1) prudent and in the best interests of the ERISA Plan, its participants, and its beneficiaries, (2) diversified in order to minimize the risk of large losses, unless it is clearly prudent not to do so, and (3) authorized under the terms of the ERISA Plan's governing documents (provided the documents are consistent with ERISA). In determining whether an investment in the shares is prudent for purposes of ERISA, the appropriate fiduciary of an ERISA Plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow, and funding requirements of the ERISA Plan's portfolio.

     The fiduciary of an individual retirement account, commonly called an "IRA", or of a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees (a "Non-ERISA Plan") should consider that such an IRA or Non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

     Fiduciaries of ERISA Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should consider the application of the prohibited transaction provisions of ERISA and the Internal Revenue Code in making their investment decision. A "party in interest" or "disqualified person" with respect to an ERISA Plan or with respect to a Non-ERISA Plan or IRA subject to Internal Revenue Code section 4975 is subject to (1) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the plan or IRA and (2) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. In addition, a fiduciary who permits an ERISA Plan to engage in a transaction that the fiduciary knows or should know is a prohibited transaction may be liable to the ERISA Plan for any loss the ERISA Plan incurs as a result of the transaction or for any profits earned by the fiduciary in the transaction.

     The following section discusses certain principles that apply in determining whether the fiduciary requirements of ERISA and the prohibited transaction provisions of ERISA and the Internal Revenue Code apply to an entity because one or more investors in the equity interests in the entity is an ERISA Plan or is a Non-ERISA Plan or IRA subject to section 4975 of the Internal Revenue Code. An ERISA Plan fiduciary also should consider the relevance of those principles to ERISA's prohibition on improper delegation of control over or responsibility for "plan assets" and ERISA's imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach by another fiduciary.

     Regulations of the DOL defining "plan assets" (the "Plan Asset Regulations") generally provide that when an ERISA Plan or Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and the security is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA or Non-ERISA Plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the Plan Asset Regulations are satisfied.

     The Plan Asset Regulations define a publicly-offered security as a security that is "freely transferable," part of a class of securities that is "widely held" and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act, provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred. The Plan Asset Regulations provide that a class of securities is "widely held" only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A class of securities will not fail to be widely held because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances.

     We believe that the shares meet the criteria of publicly offered securities under the Plan Asset Regulations. We believe the shares are held beneficially by more than 100 independent persons. There are no restrictions, within the meaning of the Plan Asset Regulations, imposed on the transfer of shares and the shares are registered under the Securities Exchange Act of 1934.

                              PLAN OF DISTRIBUTION

     We may sell the shares (1) through agents; (2) through underwriters or dealers; (3) directly to one or more purchasers; or (4) pursuant to delayed delivery contracts or forward contracts.

BY AGENTS

     Shares may be sold through agents designated by us. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

     If underwriters are used in the sale, the shares offered will be acquired by the underwriters for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares offered will be subject to certain conditions. The underwriters will be obligated to purchase all the shares offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

DIRECT SALES

     Shares may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

DELAYED DELIVERY CONTRACTS OR FORWARD CONTRACTS

     If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase shares from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the shares may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the shares by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make with respect to those liabilities.

     Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

                           VALIDITY OF THE SECURITIES

     The validity of the shares and i-units offered by this prospectus will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

     The financial statements of Kinder Morgan Management, LLC incorporated in this prospectus by reference to its Annual Report on Form 10-K/A for the period ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Kinder Morgan Energy Partners, L.P. incorporated in this prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Kinder Morgan, Inc. incorporated in this prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The balance sheet of Kinder Morgan G.P., Inc. incorporated in this prospectus by reference to Kinder Morgan Energy Partners, L.P.'s Current Report on Form 8-K dated March 11, 2002 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and our documents and the documents of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the ability of us, Kinder Morgan Energy Partners, L.P., Kinder Morgan, Inc. and their affiliates to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

     - price trends and overall demand for natural gas liquids, refined petroleum products, oil, carbon dioxide, natural gas, coal and other bulk materials in the United States;

     - economic activity, weather, alternative energy sources, conservation and technological advances that may affect price trends and demand;

     - changes in Kinder Morgan, Inc.'s or Kinder Morgan Energy Partners, L.P.'s tariff rates implemented by the Federal Energy Regulatory Commission or another regulatory agency or, with respect to Kinder Morgan Energy Partners, L.P., the California Public Utilities Commission;

     - Kinder Morgan Energy Partners, L.P.'s ability to integrate any acquired operations into its existing operations;

     - the ability of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. to acquire new businesses and assets and to make expansions to their respective facilities;

     - difficulties or delays experienced by railroads, barges, trucks, ships or pipelines in delivering products to Kinder Morgan Energy Partners, L.P.'s bulk terminals;

     - Kinder Morgan Energy Partners, L.P.'s ability and Kinder Morgan, Inc.'s ability to successfully identify and close acquisitions and make cost-saving changes in operations;

     - shut-downs or cutbacks at major refineries, petrochemical or chemical plants, utilities, military bases or other businesses that use or supply Kinder Morgan, Inc.'s or Kinder Morgan Energy Partners, L.P.'s services;

     - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies may adversely affect Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners, L.P.'s respective business or their ability to compete;

     - our ability and the ability of Kinder Morgan, Inc. and Kinder Morgan Energy Partners, L.P. to offer and sell equity securities, and Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners, L.P.'s ability to sell debt securities or obtain debt financing in sufficient amounts to implement that portion of Kinder Morgan, Inc.'s and of Kinder Morgan Energy Partners, L.P.'s business plans that contemplate growth through acquisitions of operating businesses and assets and expansions of their facilities;

     - Kinder Morgan, Inc.'s and Kinder Morgan Energy Partners, L.P.'s respective indebtedness could make each of them vulnerable to general adverse economic and industry conditions, limit their ability to borrow additional funds, and/or place them at competitive disadvantages compared to their competitors that have less debt or have other adverse consequences;

     - interruptions of electric power supply to facilities due to natural disasters, power shortages, strikes, riots, terrorism, war or other causes;

     - acts of sabotage, terrorism or other similar acts causing damage greater than Kinder Morgan, Inc.'s or Kinder Morgan Energy Partners, L.P.'s insurance coverage limits;

     - the condition of the capital markets and equity markets in the United States;

     - the political and economic stability of the oil producing nations of the world;

     - national, international, regional and local economic, competitive and regulatory conditions and developments;

     - the ability to achieve cost savings and revenue growth;

     - rates of inflation;

     - interest rates;

     - the pace of deregulation of retail natural gas and electricity;

     - the timing and extent of changes in commodity prices for oil, natural gas, electricity and certain agricultural products; and

     - the timing and success of business development efforts.

You should not put undue reliance on any forward-looking statements.

     When considering forward-looking statements, please review the risk factors described in the Annual Reports of Kinder Morgan Management, LLC, Kinder Morgan Energy Partners, L.P. and Kinder Morgan, Inc. on Form 10-K and their other filings with the SEC that are incorporated by reference into this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Shown below are the expenses (other than underwriting discounts) expected to be incurred by Kinder Morgan Management, LLC (the "Company") in connection with the issuance and distribution of the securities being registered. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the securities exchange listing fee, the amounts shown below are estimates:

Registration Fee............................................  $  184,000
Legal Fees and Expenses.....................................     400,000
Accounting Fees and Expenses................................     300,000
Fees and Expenses of Transfer Agent.........................     100,000
Listing Fees................................................     241,470
Printing Fees...............................................     130,000
Miscellaneous...............................................      44,530
                                                              ----------
          TOTAL.............................................  $1,400,000
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Kinder Morgan Management, LLC

     Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The Company's limited liability company agreement provides that the Company will, to the extent deemed advisable by the Company's board of directors, indemnify any person who is or was an officer or director of the Company, the record holder of the Company's voting shares, and any person who is or was an officer, director or affiliate of the record holder of the Company's voting shares, from liabilities arising by reason of such persons' status, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee's conduct was unlawful. Such liabilities include any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts. Officers and directors of the Company are also indemnified by Kinder Morgan Energy Partners, L.P., as described below. Officers and directors of the Company who are also officers and directors of Kinder Morgan, Inc. are also entitled to indemnification from Kinder Morgan, Inc. as described below.

KINDER MORGAN ENERGY PARTNERS, L.P.

     Section 17-108 of the Delaware Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The Partnership Agreement for Kinder Morgan Energy Partners, L.P. provides that Kinder Morgan Energy Partners, L.P. will indemnify Kinder Morgan G.P., Inc. (the "KM General Partner"), any Departing Partner (as defined in that Partnership Agreement) and any person who is or was an officer or director of the KM General Partner or any Departing Partner, to the fullest extent permitted by law. Kinder Morgan Energy Partners, L.P. will also indemnify the Company and any person who is or was a manager, officer or director of the Company to the same extent as such provisions apply to KM General Partner and any of KM General Partner's officers and directors. In addition, Kinder Morgan Energy Partners, L.P. may indemnify, to the extent deemed advisable by the KM General Partner and to the fullest extent permitted by law, any person who is or was an officer or director of the KM General Partner or any Departing Partner or an affiliate of the KM General Partner or any Departing Partner or who is or was serving at the request of the KM General Partner or any Departing Partner or any affiliate of the KM General Partner or any Departing Partner as an officer, director, employee, partner, agent or trustee of another person. These indemnitees will be indemnified from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgements, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an officer, director, employee, partner, agent or trustee of the KM General Partner, any Departing Partner or any of their affiliates or a person serving at the request of Kinder Morgan Energy Partners, L.P. in another entity in a similar capacity, provided that in each case the indemnitee acted in good faith and in a manner which such indemnitee believed to be in, or not opposed to, the best interests of Kinder Morgan Energy Partners, L.P., and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of Kinder Morgan Energy Partners, L.P., and the KM General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Kinder Morgan Energy Partners, L.P. to enable it to effectuate such indemnification. Kinder Morgan Energy Partners, L.P. is authorized to purchase (or to reimburse the KM General Partner or its affiliates for the cost of) insurance against any liability asserted against or expense incurred by such person in connection with Kinder Morgan Energy Partners, L.P.'s activities.

     Article XII(c) of the Certificate of Incorporation of the KM General Partner (the "corporation" therein), contains the following provisions relating to indemnification of directors and officers:

          "(c) Each director and each officer of the corporation (and his heirs, executors and administrators) shall be indemnified by the corporation against expenses reasonably incurred by him in connection with any claim made against him or any action, suit or proceeding to which he may be made a party, by reason of his being or having been a director or officer of the corporation (whether or not he continues to be a director or officer of the corporation at the time of incurring such expenses), except in cases where the claim made against him shall be admitted by him to be just, and except in cases where such action, suit or proceeding shall be settled prior to adjudication by payment of all or a substantial portion of the amount claimed, and except in cases in which he shall be adjudged in such action, suit or proceeding to be liable or to have been derelict in the performance of his duty as such director or officer. Such right of indemnification shall not be exclusive of other rights to which he may be entitled as a matter of law."

     Officers and directors of the KM General Partner who are also officers and directors of Kinder Morgan, Inc. and/or the Company are also entitled to indemnification from Kinder Morgan, Inc. pursuant to Kinder Morgan, Inc.'s articles of incorporation and/or the Company's limited liability company agreement, as the case may be.

KINDER MORGAN, INC.

     Section 17-6305 of the Kansas General Corporation Law provides that a Kansas corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit (including an action by or in the right of the corporation to procure a judgment in its favor) or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit by or in the right of the corporation, including attorney fees, and against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, including attorney fees, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Article Ninth of Kinder Morgan, Inc.'s articles of incorporation requires it to provide substantially the same indemnification of its directors and officers as that authorized by Kansas General Corporation Law.

Kinder Morgan Management, LLC, KINDER MORGAN ENERGY PARTNERS, L.P., AND KINDER MORGAN, INC.

     The Form of Underwriting Agreement filed as Exhibit 1.1 hereto, under certain circumstances, provides for indemnification by the underwriters of the directors, officers and controlling persons of the Company, Kinder Morgan Energy Partners, L.P., the Kinder Morgan General Partner and Kinder Morgan, Inc.

     The Company, Kinder Morgan Energy Partners, L.P., the KM General Partner and Kinder Morgan, Inc. maintain liability insurance policies covering their officers and directors against some liabilities, including certain liabilities under the Securities Act, that may be incurred by them.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

 EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
 -------                       ----------------------
   1.1*     Form of Underwriting Agreement.
   1.2*     Underwriting Agreement Standard Provisions, dated as of
            January 31, 2003.
   4.1      Form of certificate representing shares of the Company
            (filed as Exhibit 4.3 to the Company's Registration
            Statement on Form 8-A/A filed on July 24, 2002 and
            incorporated by reference herein).
   4.2      Second Amended and Restated Limited Liability Company
            Agreement of the Company (filed as Exhibit 4.2 to the
            Company's Registration Statement of Form 8-A/A filed on July
            24, 2002 and incorporated by reference herein).
   4.3      Form of certificate representing the i-units of Kinder
            Morgan Energy Partners, L.P. (included as an exhibit to the
            Third Amended and Restated Agreement of Limited Partnership
            filed as Exhibit 4.5 hereto).
   4.4      Form of Purchase Provisions between the Company and Kinder
            Morgan, Inc. (included as Annex B to the Second Amended and
            Restated Limited Liability Company Agreement filed as
            Exhibit 4.2 hereto).
   4.5      Third Amended and Restated Agreement of Limited Partnership
            of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 3.1 to Kinder Morgan Energy Partners, L.P.'s Form 10-Q for the
            quarter ended June 30, 2001, filed on August 9, 2001, and
            incorporated by reference herein).
   4.6      Form of Registration Rights Agreement among Kinder Morgan
            Management, LLC, Kinder Morgan Energy Partners, L.P. and
            Kinder Morgan, Inc. (filed as Exhibit 4.4 to the Company's
            Annual Report on Form 10-K/A for the year ended December 31,
            2001 and incorporated by reference herein).
  5*        Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being offered.
  8*        Opinion of Bracewell & Patterson, L.L.P. as to certain
            federal income tax matters.
  23.1*     Consent of Bracewell & Patterson, L.L.P. (included in their opinions filed as Exhibits 5 and 8).

 EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
 -------                       ----------------------
  23.2*     Consent of PricewaterhouseCoopers LLP.
  23.3*     Consent of PricewaterhouseCoopers LLP.
  23.4*     Consent of PricewaterhouseCoopers LLP.
  23.5*     Consent of PricewaterhouseCoopers LLP.
  24.1*     Powers of Attorney with respect to the Company.
  24.2*     Powers of Attorney with respect to Kinder Morgan Energy
            Partners, L.P.
  24.3*     Powers of Attorney with respect to Kinder Morgan, Inc.

---------------

 * Filed herewith.

     (b) Financial Statement Schedules

     No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

     (c) Reports, Opinions, and Appraisals

     The following reports, opinions, and appraisals are included herein.

          None

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 4, 2003.

                                          KINDER MORGAN MANAGEMENT, LLC

                                          By: /s/  JOSEPH LISTENGART
                                            ------------------------------------
                                                     Joseph Listengart
                                              Vice President, General Counsel
                                                       and Secretary

                            ------------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on February 4, 2003:

                     SIGNATURE                                             TITLE
                     ---------                                             -----
               /s/ RICHARD D. KINDER                 Director, Chairman and Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
                 Richard D. Kinder

              /s/ EDWARD O. GAYLORD*                 Director
---------------------------------------------------
                 Edward O. Gaylord

              /s/ GARY L. HULTQUIST*                 Director
---------------------------------------------------
                 Gary L. Hultquist

              /s/ PERRY M. WAUGHTAL*                 Director
---------------------------------------------------
                 Perry M. Waughtal

                /s/ C. PARK SHAPER                   Director, Vice President, Treasurer and Chief
---------------------------------------------------    Financial Officer
                  C. Park Shaper

            *By: /s/ JOSEPH LISTENGART
   ---------------------------------------------
                 Joseph Listengart
           Attorney-in-fact for persons
                     indicated

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 4, 2003.

                                          KINDER MORGAN, INC.

                                          By: /s/   JOSEPH LISTENGART
                                            ------------------------------------
                                                     Joseph Listengart
                                              Vice President, General Counsel
                                                       and Secretary

                            ------------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on February 4, 2003:

                     SIGNATURE                                               TITLE
                     ---------                                               -----
            /s/ EDWARD H. AUSTIN, JR.*               Director
---------------------------------------------------
               Edward H. Austin, Jr.

              /s/ CHARLES W. BATTEY*                 Director
---------------------------------------------------
                 Charles W. Battey

               /s/ STEWART A. BLISS*                 Director
---------------------------------------------------
                 Stewart A. Bliss

                /s/ TED A. GARDNER*                  Director
---------------------------------------------------
                  Ted A. Gardner

               /s/ WILLIAM J. HYBL*                  Director
---------------------------------------------------
                  William J. Hybl

               /s/ RICHARD D. KINDER                 Director, Chairman and Chief Executive Officer
---------------------------------------------------    (Principal Executive Officer)
                 Richard D. Kinder

              /s/ MICHAEL C. MORGAN*                 Director, President
---------------------------------------------------
                 Michael C. Morgan

             /s/ EDWARD RANDALL, III*                Director
---------------------------------------------------
                Edward Randall, III

                /s/ FAYEZ SAROFIM*                   Director
---------------------------------------------------
                   Fayez Sarofim

                /s/ C. PARK SHAPER                   Vice President, Chief Financial Officer and Treasurer
---------------------------------------------------    (Principal Financial and Accounting Officer)
                  C. Park Shaper

               /s/ H. A. TRUE, III*                  Director
---------------------------------------------------
                  H. A. True, III

            * By: /s/ JOSEPH LISTENGART
   ---------------------------------------------
                 Joseph Listengart
      Attorney-in-fact for persons indicated

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on February 4, 2003.

                                          KINDER MORGAN ENERGY PARTNERS, L.P.

                                          By: Kinder Morgan G.P., Inc.,
                                              its general partner

                                              By: Kinder Morgan Management, LLC,
                                                  its delegate

                                              By:   /s/ JOSEPH LISTENGART
                                                 -------------------------------
                                                        Joseph Listengart
                                                 Vice President, General Counsel
                                                          and Secretary
                            ------------------------

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 or amendment thereto has been signed below by the following persons in the indicated capacities on February 4, 2003:

                     SIGNATURE                                             TITLE
                     ---------                                             -----
               /s/ RICHARD D. KINDER                 Director, Chairman of the Board and Chief
---------------------------------------------------    Executive Officer of Kinder Morgan Management,
                 Richard D. Kinder                     LLC (Principal Executive Officer)

              /s/ EDWARD O. GAYLORD*                 Director of Kinder Morgan Management, LLC
---------------------------------------------------
                 Edward O. Gaylord

              /s/ GARY L. HULTQUIST*                 Director of Kinder Morgan Management, LLC
---------------------------------------------------
                 Gary L. Hultquist

              /s/ PERRY M. WAUGHTAL*                 Director of Kinder Morgan Management, LLC
---------------------------------------------------
                 Perry M. Waughtal

                /s/ C. PARK SHAPER                   Director, Vice President, Treasurer and Chief
---------------------------------------------------    Financial Officer of Kinder Morgan Management,
                  C. Park Shaper                       LLC (Principal Financial Officer and Principal
                                                       Accounting Officer)

            *By: /s/ JOSEPH LISTENGART
   ---------------------------------------------
                 Joseph Listengart
      Attorney-in-fact for persons indicated

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
   1.1*     Form of Underwriting Agreement.
   1.2*     Underwriting Agreement Standard Provisions, dated as of
            January 31, 2003.
   4.1      Form of certificate representing shares of the Company
            (filed as Exhibit 4.3 to the Company's Registration
            Statement on Form 8-A/A filed on July 24, 2002 and
            incorporated by reference herein).
   4.2      Second Amended and Restated Limited Liability Company
            Agreement of the Company (filed as Exhibit 4.2 to the
            Company's Registration Statement of Form 8-A/A filed on July
            24, 2002 and incorporated by reference herein).
   4.3      Form of certificate representing the i-units of Kinder
            Morgan Energy Partners, L.P. (included as an exhibit to the
            Third Amended and Restated Agreement of Limited Partnership
            filed as Exhibit 4.5 hereto).
   4.4      Form of Purchase Provisions between the Company and Kinder
            Morgan, Inc. (included as Annex B to the Second Amended and
            Restated Limited Liability Company Agreement filed as
            Exhibit 4.2 hereto).
   4.5      Third Amended and Restated Agreement of Limited Partnership
            of Kinder Morgan Energy Partners, L.P. (filed as Exhibit 3.1 to Kinder Morgan Energy Partners, L.P.'s Form 10-Q for the
            quarter ended June 30, 2001, filed on August 9, 2001, and
            incorporated by reference herein).
   4.6      Form of Registration Rights Agreement among Kinder Morgan
            Management, LLC, Kinder Morgan Energy Partners, L.P. and
            Kinder Morgan, Inc. (filed as Exhibit 4.4 to the Company's
            Annual Report on Form 10-K/A for the year ended December 31,
            2001 and incorporated by reference herein).
  5*        Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being offered.
  8*        Opinion of Bracewell & Patterson, L.L.P. as to certain
            federal income tax matters.
  23.1*     Consent of Bracewell & Patterson, L.L.P. (included in their opinions filed as Exhibits 5 and 8).
  23.2*     Consent of PricewaterhouseCoopers LLP.
  23.3*     Consent of PricewaterhouseCoopers LLP.
  23.4*     Consent of PricewaterhouseCoopers LLP.
  23.5*     Consent of PricewaterhouseCoopers LLP.
  24.1*     Powers of Attorney with respect to the Company.
  24.2*     Powers of Attorney with respect to Kinder Morgan Energy
            Partners, L.P.
  24.3*     Powers of Attorney with respect to Kinder Morgan, Inc.

---------------

 * Filed herewith.